                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098



PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000
and supplemented November 9, 2000
and November 21, 2000)

                                  $586,992,000

                        UNIVERSAL HEALTH SERVICES, INC.

                        CONVERTIBLE DEBENTURES DUE 2020
                                      AND
                         CLASS B COMMON STOCK ISSUABLE
                       UPON CONVERSION OF THE DEBENTURES


     This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000 and November 21, 2000 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders and entities who were identified as selling securityholders in the prospectus for whom the information set forth in the prospectus has changed, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to include the entities who are named below as selling securityholders, and to amend the information provided for "Merrill Lynch, Pierce, Fenner & Smith Incorporated", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus. To our knowledge, none of the selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except that Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC were initial purchasers of the debentures, and Robert H. Hotz, a managing director of UBS Warburg LLC, is a member of the Board of Directors of UHS.


                                                     Principal Amount at Maturity     Percentage of           Number of Shares of
                                                       of Debentures That May Be        Debentures         Class B Common Stock That
                       Name                                      Sold                  Outstanding                May Be Sold
                       ----                          ----------------------------     -------------               -----------
Arkansas Teachers Retirement System................        $  9,681,000                  1.65%                        54,236
Bankers Trust Company, Trustee for
 Daimler Chrysler Corp. Emp. #1
 Pension Plan dtd 4/1/89...........................           6,460,000                   1.1%                        36,191
Baptist Health of South Florida....................             499,000                    *                           2,795
Boston Museum of Fine Art..........................             255,000                    *                           1,428
Engineers Joint Pension Fund.......................           1,045,000                    *                           5,854
Franklin and Marshall College......................             435,000                    *                           2,437
Global Bermuda Limited Partnership.................           1,000,000                    *                           5,602
Lakeshore International Ltd........................           2,000,000                    *                          11,204
Lumberman's Mutual Casualty........................           1,083,000                    *                           6,067
Merrill Lynch, Pierce, Fenner & Smith Incorporated.          17,802,000                  3.03%                        99,733
Nicholas Applegate Convertible Fund................           4,837,000                    *                          27,098
Penn Treaty Network America
 Insurance Company.................................             525,000                    *                           2,941
Physicians Life....................................             820,000                    *                           4,593
San Diego City Retirement..........................           2,100,000                    *                          11,765
San Diego County Convertible.......................           5,483,000                    *                          30,717
Screen Actors Guild................................           1,103,000                    *                           6,179
State Street Bank, Custodian  for GE Pension
 Trust.............................................           3,195,000                    *                          17,899
UBS Warburg LLC....................................           5,050,000                    *                          28,292
Wake Forest University.............................           1,987,000                    *                          11,131
Writers Guild......................................             648,000                    *                           3,630
Wyoming State Treasurer............................           2,239,000                    *                          12,543
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder...........................................         126,865,000                 21.61%                       710,748
      Total........................................        $586,992,000                100.00%                     3,288,500**
                                                           ============            ===========                     =========

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*    Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.


          The date of this prospectus supplement is November 29, 2000.